EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of January 1, 2026, by and between WEYCO GROUP INC., a Wisconsin corporation (the “Company”), and THOMAS W. FLORSHEIM, JR. of Milwaukee, Wisconsin (“Florsheim”).

W I T N E S S E T H

WHEREAS, Florsheim is the Chairman and Chief Executive Officer of the Company, and is familiar with the methods developed by the Company and the products supplied by the Company to its customers; and

WHEREAS, the Company desires to extend the period of its exclusive right to Florsheim’s services for the period commencing with the date hereof and ending on December 31, 2028, in order to assure to itself the successful management of its business, and

WHEREAS, Florsheim is willing to so extend the period of his employment, all on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.Employment.  The Company hereby employs Florsheim, during the term of this Agreement, in an executive and managerial capacity, to supervise and direct the operations of the Company as they are now or may hereafter be constituted. Florsheim shall have such title and responsibilities as the Company’s Board of Directors shall from time to time assign to him, but the duties which he shall be called upon to render hereunder shall not be of a nature substantially inconsistent with those he has rendered and is currently rendering to the Company as its Chairman and Chief Executive Officer.  During the term of this Agreement, Florsheim shall serve also, without additional compensation, in such offices of the Company to which he may be elected or appointed by the Company’s Board of Directors.  The Company shall not require Florsheim, without his consent, to serve principally at a place other than Milwaukee, Wisconsin or its immediate suburban area, and shall exert its best efforts so as not to require him in the performance of his duties hereunder to be absent, without his consent, from said city or its immediate suburban area during any weekend or legal holiday nor for more than ten (10) days in any calendar month.  Florsheim hereby accepts such employment and agrees to devote his full time, attention, knowledge and skill to the business and interest of the Company throughout the period of his employment hereunder.  Florsheim shall be entitled to take vacations in the same manner and for the same periods of time as has been his custom during the previous three years.

2.Compensation.

(a)As compensation for his services to the Company during the term of this Agreement in whatever capacity or capacities rendered, the Company shall, subject to the provisions of Section 3 hereof, pay Florsheim a base salary of $791,500.00 (Seven Hundred Ninety One Thousand Five Hundred Dollars) per annum, prorated for partial years of service, or such greater amount per annum as the Compensation Committee of the Board of Directors of the Company may, in its discretion, fix; said salary is to be payable in equal, or approximately equal, bi-weekly installments at the usual and customary times established by then current payroll practices. The Company will deduct from all payments made to Florsheim hereunder any federal, state or local withholding or other taxes or amounts which the Company is required to deduct under applicable law and will have the right to rely upon a written opinion of counsel (a copy of which shall be provided to Florsheim promptly upon Florsheim’s request) if any question arises as to any deductions.

(b)Nothing herein shall preclude Florsheim from receiving any additional compensation, whether in the form of bonus or otherwise, or from participating in any present or future 401(K), profit-sharing, pension or other retirement plan, insurance, sickness or disability plan, stock award plan or other plan for the benefits of Florsheim or the employees of the Company, in each case to the extent and in the manner approved or determined by the Company’s Board of Directors.  The Company shall continue to provide Florsheim the use of an automobile, and other benefits at least equal to those provided to him under his previous contract of employment.  These benefits are set forth in Schedule A hereto.

3.Term.  The term of this Agreement shall be from the date hereof to and including December 31, 2028, unless earlier terminated pursuant to this Section 3 or Section 6.  Florsheim’s employment hereunder shall be subject to the following:

(a)If, during the period of his employment hereunder, Florsheim is dismissed by the Company for Cause, thereupon his employment and this Agreement shall terminate.  “Cause”, for purposes of this subparagraph, shall mean conduct or activities that cause a substantial demonstrable detriment to the Company.

(b)If Florsheim’s employment terminates pursuant to Section 3(a) above, the Company shall be obligated to pay him his salary and other payments due to be paid hereunder, on or prior to the next regular payroll date following termination; provided, that nothing herein shall be deemed to entitle Florsheim to amounts accrued but not due to be paid, or to accelerate the date on which any payment of salary or bonus is due.

(c)(i)If, during the term of this Agreement, the Company for any reason other than that contained in Section 3(a) terminates the employment of Florsheim, or in the event that he terminates his employment following an event described in Section 6 hereof, this Agreement shall terminate and the Company shall pay to Florsheim as severance pay, on the first day of the seventh month which begins after the date of such termination, a lump sum amount that, when added to any other payments or benefits which constitute “parachute payments”, will be equal to 299% of Florsheim’s “base amount”, as those terms are defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”) and regulations promulgated by the Internal Revenue Service thereunder.  The determination of Florsheim’s base amount shall be made by the Company’s independent auditors.

(ii)All or a portion of the payment otherwise required to be made pursuant to the provisions of subparagraph (i) above shall be delayed to the extent the Company reasonably anticipates that the Company’s deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m); provided, however that such payment shall be made on the earliest date on which the Company anticipates that the deduction for payment of the amount will not be limited or eliminated by application of Code Section 162(m).  In any event, such payment shall be made no later than the last day of the calendar year in which occurs the six (6) month anniversary of Florsheim’s termination of employment.  Any deferred amounts shall earn interest at the rate of 7% per annum until paid.

(d)In the event Florsheim is prevented from performing his duties by reason of disability, the salary provided by Section 2(a) of this Agreement shall cease as of the date he becomes permanently disabled, except that the Company shall pay to Florsheim from the date such salary ceases to December 31, 2028, inclusive, a salary at the rate equal to 75% of his then current salary, less any amount received by Florsheim pursuant to a salary continuation insurance plan, the premiums for which are paid in whole or in part by the Company.  Florsheim shall be considered to be suffering from a “disability” if he is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (i) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or (ii) unable to engage in any substantial gainful activity, as determined by the Social Security Administration or an independent claims administrator or insurer of a long-term disability plan of the Company.

(e)In the event Florsheim dies during the term of this Agreement but prior to the termination of his employment hereunder (for purposes of this Section 3(e), such employment shall not be deemed terminated if, at the time of his death, the Company was making payments pursuant to Section 3(d) above),the Agreement shall then terminate and the salary provided by Section 2(a) (or Section 3(d), as the case may be) shall cease as of the date of his death (prorated for part of any month), and the Company shall pay to the beneficiary or beneficiaries of Florsheim, as designated by him pursuant to written direction given by him to the Company (or in the absence of such writing or in the event the last such writing filed by him shall designate one or more persons who are not living at the time of his death or shall for any other reason be wholly or partially ineffective, to the personal representatives of his estate) a death benefit equal to his salary hereunder (at the annual rate which was being paid to him at the date of his death) for a three-year period.  Such death benefits shall be payable in thirty-six equal monthly installments, the first of which shall be paid within sixty (60) days next following the date of his death and the remaining of which shall be made on the date during each of the thirty-

five (35) next succeeding calendar months corresponding to the date of such first payment.  If any payments are required to be made under this Section 3(e) to a beneficiary of Florsheim who shall have died after having commenced receiving payments hereunder, such payment shall be made to the personal representative of said beneficiary’s estate.

4.Restrictive Covenants.  During the term of this Agreement, Florsheim shall not, without the prior written consent of the Company, be engaged in or connected or concerned with any business or activity which directly or indirectly competes with the business conducted by the Company; nor will he take part in any activities detrimental to the best interest of the Company.

5.Remedy for Breach.  In the event of the breach by Florsheim of any of the terms and conditions of this Agreement to be performed by him (including, but not limited to, leaving the Company’s employment for a reason other than those specified in Section 6 hereof or performing services during the term of this Agreement for any person, firm or corporation engaged in a competing or similar line of business with the Company without the written consent of the Company), the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, and to enjoin him (without the necessity of proving actual damage to the Company) from performing services for any such other person, firm or corporation in violation of the terms of this Agreement, or both.  The Company shall not be so entitled, however, in the event Florsheim should voluntarily leave the Company’s employment after the happening of any of the events specified in Section 6 hereof during the term of this Agreement.  The remedies provided herein shall be cumulative and in addition to any and all other remedies which the Company may have at law or in equity. This Section 5 shall survive termination of this Agreement.

6.Specific Events.  The following specific events will affect the rights and obligations of the parties in the event of Florsheim’s leaving the employ of the Company as set forth at Sections 3(c) and 5.

(a)The replacement of two or more of the existing members of the Company’s Board of Directors by persons not nominated by the Board of Directors; or

(b)Any amendment to Section 2 of Article III of the Company’s By-Laws to enlarge the number of directors of the Company if the change was not supported by the existing Board of Directors; or

(c)Any change in Florsheim’s duties or powers such that his duties or powers, as changed, would be of a nature substantially inconsistent with those he has rendered in the past and is currently rendering to the Company as its chief executive officer; or

(d)A successful tender offer for 15% or more of the shares or merger or consolidation or transfer of assets of the Company; or

(e)A change in control of more than 15% of the shares in the Company, such that Florsheim decides in good faith that he can no longer effectively discharge his duties.

7.Non-Disclosure of Secret or Confidential Information, etc.

(a)During the term of this Agreement, Florsheim will not directly or indirectly use or disclose any Confidential Information or Trade Secrets (as each are defined below) of the Company, except in the interest and for the benefit of the Company.
(b)For a period of two (2) years following the end, for whatever reason, of Florsheim’s employment with the Company, Florsheim will not directly or indirectly use or disclose any Confidential Information of the Company.

(c)After the end, for whatever reason, of Florsheim’s employment with the Company, Florsheim will not directly or indirectly use or disclose any Trade Secret of the Company for so long as such information remains a Trade Secret under applicable law.
(d)The terms Trade Secret and Confidential Information will include, and the obligations set forth in this Agreement apply to, information of the Company’s parents, subsidiaries, affiliates and any of their respective predecessors or successors in interest to which Florsheim has access during his employment with the Company and any predecessor in interest.
(e)This Section 7 shall survive termination of this Agreement, consistent with its terms.
(f)Definitions. For purposes of this Agreement, the following terms shall have the definitions indicated.
i.“Confidential Information” means all non-Trade Secret information of, about or related to the Company or provided to the Company by its clients, vendors, funding sources or business contacts that has value to the Company and is not known generally to the public or any competitor of the Company. Confidential Information includes but is not limited to: (i) inventions, product methodologies and specifications, information about services under development, research, development or business plans, procedures, survey results, pricing or other financial information, confidential reports, handbooks, client lists, suppliers lists and contact information, information about orders from and transactions with clients and suppliers, sales, marketing and acquisition strategies and plans, pricing strategies, information relating to sources of data used in services, computer programs, computer system documentation, educational materials, audio, visual or electronic recordings, client and supplier communications, client and supplier contracts, training materials, personnel information, business records, or any other materials or technical methods/processes developed, owned or controlled by the Company; (ii) information that is marked or otherwise designated or treated as confidential or proprietary by the Company; and (iii) information and materials provided by, or acquired from, any person or entity which the Company has an obligation to keep confidential.
ii.	“Trade Secret” shall have that meaning set forth under applicable law.
iii.Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (a) is or becomes generally available to the public through no act or omission of Florsheim; (b) is obtained by Florsheim in good faith from a third party who discloses such information to Florsheim on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (c) is independently developed by Florsheim after the date hereof outside the scope of Florsheim’s employment with the Company without the use of any Confidential Information or Trade Secret.

.

8.Reimbursement for Expenses.  Florsheim shall be reimbursed by the Company, upon his submission of appropriate vouchers, for all items of traveling, entertainment and miscellaneous expenses, including membership dues at clubs used primarily for business purposes, reasonably incurred by him on behalf of the Company within the scope of and during his employment hereunder.

9.Assignment.  This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, including any company or corporation with which the Company may merge or consolidate or to which the Company may transfer substantially all of its assets.  Florsheim shall have no power, without the prior written consent of the Company, to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of the payments provided for herein nor shall said payments be subject to levy, seizure, or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Florsheim nor shall they be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

10.Notices.  Any notice required or permitted hereunder shall be sufficiently given if sent by registered mail, with postage and registration fee prepaid, to the party to be notified at his or its last known address as determined by due diligence by the party sending such notice.

11.Severability.  Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there may be any conflict between any provision of this Agreement and any contrary material statute, ordinance, regulation, or other rule of law pursuant to which the parties have no legal right to contract, the latter shall prevail. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement will remain fully valid and enforceable to the maximum extent consistent with applicable law.

12.Prior Employment Agreements.  This Agreement supersedes all oral or written employment agreements heretofore made by and between the parties with respect to the subject matter hereof, and any and all such agreements are hereby canceled and terminated in their entirety.

13.Applicable Law.  This Agreement, executed in the State of Wisconsin, shall be construed in accordance with and governed in all respects by the laws of the State of Wisconsin to the extent not governed by federal law.

14.Waiver, etc.  No amendment or modification of this Agreement shall be valid or binding on the Company unless made in writing and signed by a duly authorized officer of the Company or upon Florsheim unless made in writing and signed by him.  The waiver of a breach of any provision of this Agreement by either party or the failure of either party to otherwise insist upon strict performance of any provision hereof shall not constitute a waiver of any subsequent breach of any subsequent failure to strictly perform.

15.Headings, etc.  Section headings and numbers herein are included for convenience of reference only, and this Agreement is not to be construed with reference thereto.  If there shall be any conflict between such numbers and headings and the text of this Agreement, the text shall control.

16.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

17.Section 409A.

(a)In order to facilitate compliance with Section 409A of the Internal Revenue Code, the Company and Florsheim agree that they shall neither accelerate nor defer or otherwise change the time at which any payment due hereunder is to be made, except as may otherwise be permitted under Code Section 409A of the Internal Revenue Code and regulations thereunder.

(b)Whether a termination of employment has occurred will be construed in a manner consistent with the requirements described in IRS regulations under Code Section 409A.  Termination of employment by the Company on the one hand or by Florsheim on the other hand (other than by death of Florsheim) shall be communicated by a written notice of termination to the other.  That notice shall indicate the specific termination provision in this Agreement relied upon and, to the extent applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated and the termination date.  The termination date shall be no later than thirty (30) days after the date such written notice is provided but may be earlier if so specified in the notice.

18.Termination of Certain Benefits.  Coverage under the arrangements described in Section 2(b) shall end upon Florsheim’s date of termination of employment (or earlier death described in Section 3(e) or earlier disability described in Section 3(d)); provided, however, that Florsheim (or his beneficiaries) shall be permitted to elect COBRA continuing health benefits coverage in accordance with the usual rules of the Company’s health plan and such coverage shall be continued in accordance with those rules so long as Florsheim (or his beneficiaries) pays the full COBRA premium generally applicable to other terminating employees (and their beneficiaries).

IN WITNESS WHEREOF, Florsheim has duly executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officers and its corporate seal to be affixed hereunto, all as of the day and year first above written.

WEYCO GROUP, INC.

a Wisconsin corporation,

By     /s/ John W. Florsheim

Its President

Attest:  /s/ Judy Anderson

Its Secretary

 /s/ Thomas W. Florsheim, Jr.

Thomas W. Florsheim, Jr.

(SEAL)

SCHEDULE A

Life and Accidental Death and Dismemberment Insurance

Health Insurance

Weyco Group, Inc. Pension Plan

Weyco Group, Inc. Deferred Compensation Plan

Weyco Group, Inc. Excess Benefits Plan

Weyco Group, Inc. 401(K) Plan

Weyco Group, Inc 2024 Incentive Plan

January 1, 2026

TO:WEYCO GROUP, INC.

Pursuant to Section 3(e) of the Employment Agreement dated as of January 1, 2026, by and between Weyco Group, Inc., a Wisconsin corporation, and Thomas W. Florsheim, Jr. of Milwaukee, Wisconsin, I hereby designate Jennifer Florsheim as beneficiary of the death benefits equal to my salary hereunder for a three-year period.

/s/ Thomas W. Florsheim, Jr.

Thomas W. Florsheim, Jr.